RETIREMENT AGREEMENT AND GENERAL RELEASE

This is a RETIREMENT AGREEMENT AND GENERAL RELEASE (hereinafter referred to as the “Agreement”), made and entered into by and between Linde Inc. (hereinafter referred to as “Linde”) and John M. Panikar (hereinafter referred to as “Employee”).
WHEREAS, Employee is employed by Linde on an “at will” basis; and
WHEREAS, Employee has been assigned to provide services for Linde in Singapore pursuant to a Long Term Assignment Agreement-U.S. Outbound, dated as of December 15, 2020 and modified as of November 21, 2023 (the “Assignment Agreement”) pursuant to which he is eligible to receive certain international assignment benefits; and
WHEREAS, Linde and Employee wish to amicably provide for Employee’s retirement from employment with Linde; and
WHEREAS, Linde wishes to assist Employee in his transition from Linde employment and to provide the consideration described herein in lieu of any separation, severance or termination benefits under any other Linde separation, severance or termination plan, program, policy or agreement, whether in the U.S. or abroad, or under any mandatory separation, severance, termination or end of service provisions imposed by local law of Singapore or any other country in which Employee has performed services for Linde (collectively, “Other Severance Arrangements”).
NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound, Linde and Employee agree as follows:
1.     Definitions. As used in this Agreement (including all Exhibits hereto), any reference to “Linde” shall include its predecessors and successors and, in their capacities as such, all of its present, past, and future directors, officers, employees, representatives, attorneys, insurers, reinsurers, agents and assigns, as well as its current and past parents, affiliates, divisions, subsidiaries, and employee benefit plans, and any reference to Employee shall include, in their capacities as such, his heirs, administrators, representatives, attorneys, agents, and assigns.
2.     Retirement and Termination of Employment Relationship. Employee will retire, and accordingly Employee and Linde will end their employment relationship on March 31, 2025 (the “Retirement Date”). As of November 1, 2024, Employee will cease to serve as Linde’s Executive Vice President, APAC, will be relieved of his duties in connection with such position, and shall cease to be an executive officer of Linde. From the
Effective Date (as defined in Section 5 below) through the Retirement Date, Employee will continue to be employed by Linde as Regular/Full-Time Employee (as defined in accordance with applicable Linde policy) in the position of Senior Vice President Strategic Projects, will report directly to Linde’s Chief Executive Officer or such other senior Linde executive as Linde may designate from time to time, and will perform such services, if any, as Employee is assigned by Linde. Employee will return all Linde computers, credit cards, keys and other property by no later than the Retirement Date.

Employee acknowledges that: (i) Employee has received all compensation due him as a result of services performed for Linde through the date he signed this Agreement; (ii) Employee has reported to Linde any and all work-related injuries incurred during employment; (iii) Linde properly provided any leave of absence to which Employee was entitled because of his or a family member’s health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) Employee has had the opportunity to provide Linde with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of Linde; (v) Employee has not previously asserted and currently does not have a claim of discrimination, harassment or retaliation against Linde; and (vi) Employee has not raised a claim of sexual harassment or abuse with Linde.
3.     Consideration. The following consideration is being provided by Linde subject to (i) Employee signing and not revoking this Agreement, the General Release attached hereto as Exhibit A (the “General Release”), and the Supplemental Release attached hereto as Exhibit B after Employee’s Retirement Date (the “Supplemental Release”), (ii) Employee’s on-going compliance with all of the terms and conditions set forth herein, and (iii) in lieu of any and all severance benefits under any Other Severance Arrangement or otherwise.
a.         Following the Employee’s signing and not revoking the General Release, Linde will continue to employ Employee and provide him with base pay at an annual rate of $700,000 and benefits commensurate with his employment through the Retirement Date. Employee will remain eligible to earn a variable compensation award for full calendar year 2024, with a target of 95% of base pay with such award based on the actual Linde Corporate business unit factor for 2024 and an Individual Performance Factor (IPF) to be determined by his manager based on Employee’s 2024 performance in accordance with standard Linde practices.
b.     Following the effective date of the Supplemental Release, Linde will pay Employee: (i) a severance benefit of $525,000, payable in 18 semi-monthly installments of $29,166.67 each on what would have been Employee’s regular pay dates until the full amount has been paid; (ii) an additional severance benefit of $235,658 to be paid in a lump sum no later than 15 business days after the effective date of the Supplemental Release; and (iii) an additional severance benefit equal $665,000 (Employee’s target variable compensation amount in effect as of the Retirement Date), multiplied by the actual Linde Corporate business factor for 2025, to be paid in a lump sum no later than March 15, 2026.
c.     Following the effective date of the Supplemental Release, to the extent that Employee and any dependents are eligible for COBRA continuation of group health benefits, Linde will make such COBRA continuation coverage available at active employee rates until December 31, 2025 or, such earlier date on which Employee ceases to be eligible for COBRA continuation coverage. Continuation benefits for the required COBRA continuation period remaining thereafter, if any, will be available at the then applicable full COBRA premiums. Employee will remain responsible to timely elect COBRA continuation coverage and to timely remit payment of required premiums and his failure to do so will result in the cancellation of COBRA continuation coverage.
d.     Except as provided herein, Employee’s entitlements under Linde’s benefit plans, programs, policies or arrangements shall be governed by the terms of each such plan, program, policy or arrangement.
e.     For purposes of all outstanding long-term incentive awards previously granted to Employee under Linde plc’s long term incentive plan, Employee’s separation from employment on the Retirement Date will be treated as a termination after satisfying the applicable “Age and Service” requirements with the resulting treatment determined in accordance with the terms of such plan and each such award.
f.     The Assignment Agreement shall remain in effect with the following modifications: (i) Employee’s entitlement to the following benefits will end as of the earlier of his relocation back to the United States or the Retirement Date: mobility premium, cost of living allowance, host country housing allowance, host country transportation allowance, children’s education reimbursement, and international medical benefits for Employee and his family; and (ii) no additional home leave benefits will be available to Employee or his family members after November 1, 2024. Repatriation benefits will be provided in accordance with the terms of the Assignment Agreement and Linde’s International Assignment Policy, as in effect from time to time. Tax support and equalization benefits, if any, will be provided in accordance with Linde’s Tax Equalization Policy, as in effect from time to time. No tax equalization benefits will be paid with respect to any severance benefits payable under this Agreement.
g.     All payments hereunder will be subject to applicable federal, state, local and/or international tax withholdings as determined by Linde in its sole discretion and will be reflected on Forms W-2 issued to Employee in the normal course.
h.     Employee acknowledges and agrees that Linde has not made any representation to him or anyone representing him regarding the tax consequences of payments and benefits to be provided pursuant to this Agreement. Employee further agrees that the tax consequences of this Agreement shall have no effect whatsoever on the enforceability of this Agreement. In addition, Employee understands and agrees that Linde is obligated to respond truthfully to any inquiry or request for further information by the Internal Revenue Service (“IRS”) or any state taxing authority or to any lawfully issued subpoena concerning the payments to be provided under this Agreement. Employee further understands and agrees that the determination of the tax treatment, if any, of the payments and benefits provided pursuant to this Agreement will be exclusively within the province of the IRS, and any appropriate taxing or judicial authority, pursuant to law. Employee further agrees that he will have no action or claim whatsoever against Linde relating to the tax treatment of the payments and benefits under this Agreement or information or documents provided to the IRS or any appropriate taxing authority.

4.     Nondisparagement. Employee will not make any statements that are professionally or personally disparaging about Linde, including, but not limited to, any statements that disparage Linde, or any product, service, finances, financial condition, capability or any other aspect of the business of Linde. In addition, Employee will not engage in any disparaging conduct that has the purpose or effect of causing harm, professionally or personally, to Linde’s reputation. Nothing in this Section is intended to prohibit or restrain the Employee in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation or as set forth in Paragraph 10 below. Linde agrees not to in any communication or statement that is attributed to Linde, and to instruct its current executive officers and members of its Board of Directors (along with the Company, the “Non-Disparagement Parties”) not to, disparage Employee (or any of Employee’s affiliates, businesses, or agents) in any manner likely to be harmful to Employee’s business reputation or personal reputation; provided that the Non-Disparagement Parties may respond accurately and fully to any question, inquiry or request for information when required or permitted by legal process request or receive confidential legal advice. The obligations under this Section extend to Linde’s current executive officers and members of its Board of Directors only for so long as they are employees or directors of Linde; provided, that the obligations of Linde shall not be similarly limited.
5.     Advice of Counsel, Consideration and Revocation Periods, Other Information. Linde advises Employee to consult with an attorney prior to signing this Agreement. Employee has twenty one (21) days to consider whether to sign this Agreement from the date he receives it (the “Consideration Period”). Employee must return this signed Agreement to Linde’s representative set forth below within the Consideration Period. If Employee signs and returns this Agreement before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms. Additionally, Employee shall have seven (7) days from the date of the signing of this Agreement to revoke this Agreement by delivering a written notice of revocation to the person indicated in the General Release. This Agreement will become effective on the eighth day after Employee signs this Agreement provided that Employee does not revoke this Agreement (the “Effective Date”). Employee agrees with Linde that changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period.
6.     Full Satisfaction. The parties understand, agree, and intend that, upon execution of this Agreement and the attached General Release, Employee will have received full and complete satisfaction of any and all claims, whether known, suspected, or unknown, that he may have or has had against Linde for any reason, arising from events, acts or omissions that occurred at any time up to and including the date of the execution of this Agreement and the General Release.
7.     Cooperation. Following the Retirement Date, Employee agrees to cooperate with the Linde regarding matters within the knowledge or responsibility of Employee.Without limiting the foregoing, Employee agrees (a) to meet with Linde’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (b) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (c) to provide Linde with notice of contact by any non-governmental adverse party or such adverse party’s representative, except as may be required by law. Linde will reimburse Employee for reasonableexpenses in connection with the cooperation described in this paragraph.
8.     Other Agreements. Employee expressly acknowledges and reaffirms his continuing obligations, including but not limited to those regarding confidential or proprietary information, trade secrets, and other intellectual property of Linde under any agreement he signed, including any Memorandum of Employment Agreement and/or under any applicable law, as well as those under his Nondisclosure, Nonsolicitation and Noncompetition Agreement, dated as of November 1, 2010 (the “Noncompete Agreement”).
9.     Employee Breach. In addition to any other remedies available to Linde for breach of any provision or obligation under this Agreement, should Employee or any person or entity acting in concert with Employee ever breach any provision or obligation under this Agreement, Employee explicitly agrees that Linde’s obligation to pay any remaining consideration due under Section 3 shall immediately end and Employee will be required to immediately repay to Linde the entire amount of all consideration previously paid to Employee. Although Employee is releasing claims under the Age Discrimination in Employment Act (ADEA), the cessation or forfeiture of benefits provisions in this Section do not apply to any challenge he may make to the knowing and voluntary nature of this Agreement under the ADEA and Older Workers’ Benefit Protection Act.
10.     Protected Rights. Nothing in this Agreement including but not limited to the acknowledgments, General Release, proprietary information obligations, nondisclosure, cooperation, and nondisparagement provisions, (a) limits or affects Employee’s right to disclose or discuss sexual harassment or sexual assault disputes; (b) limits or affects Employee’s right to challenge the validity of this Agreement under the ADEA or the OWBPA, (c) prevents Employee from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity

Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws; or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration; or (d) prevents a non-management, non-supervisory employees from engaging in protected concerted activity under §7 of the NLRA or similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, unless the information was entrusted to the employee in confidence by the Company as part of the employee’s job duties. However, by signing this Agreement Employee is waiving rights to individual relief (including backpay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited.
11.     Construction. This Agreement shall be construed according to its plain language, and not strictly for or against any party hereto. Captions herein are inserted for convenience, do not constitute a part of this Agreement, and shall not be admissible for the purpose of proving the intent of the parties.
12.     Entire Agreement. Except as set forth in Section 8, this Agreement and the attached exhibits contain and constitute the entire understanding and agreement between the parties and supersede and cancel all previous negotiations, representations, agreements, commitments, and writings related to Employee’s retirement from Linde.
13.     Severability. Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the remaining provisions shall nevertheless be binding upon the parties and remain in full force and effect, including without limitation, the General Release and Supplemental Release.
14.     No Oral Modifications. This Agreement may not be modified in any way except by a signed writing specifically referring to this Agreement and executed by Employee and a duly authorized representative of Linde. Employee represents and acknowledges that, in executing this Agreement, he does not rely on and has not relied on any representation or statement made by Linde or any of Linde’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.
15.     No Admission of Liability. This Agreement shall not be construed as an admission by Linde of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination. The Employee will make no inconsistent statement to anyone for any purpose.
16.     Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption, and the provisions of this Section shall apply notwithstanding any provisions of this Agreement to the contrary. Severance benefits under this Agreement are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and each payment shall be treated as a separate payment.
17.     Governing Law and Choice of Forum. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Connecticut, and any action related to this

Agreement must be brought in a court of competent jurisdiction in the state or federal courts of Connecticut. Employee hereby irrevocably consents to personal jurisdiction and venue in said courts.

18.     Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one in the same Agreement.
Employee has read this Agreement, and understands its legal and binding effect. Employee affirms he is acting voluntarily, deliberately, and of him own free will in executing this Agreement, and has been provided with all information needed to make an informed decision to sign this Agreement and that he has been given notice of and an opportunity to retain an attorney and that he has been given an opportunity to ask questions that he might have about this Agreement.

    IN WITNESS WHEREOF, all parties have set their hands to this Agreement as of the dates written below.

November 19, 2024	By: /s/ John M. Panikar

John M. Panikar

November 19, 2024	By: /s/ David P. Strauss

David Strauss Chief Human Resources Officer

Exhibit A

GENERAL RELEASE
1.     In consideration of the promises and benefits set forth in the attached Retirement Agreement and General Release (the “Agreement”), I, John M. Panikar, for myself and on behalf of my heirs, assigns, successors, executors and administrators, hereby fully and irrevocably release and discharge Linde from any and all manner of claims, complaints, causes of action, grievances, liabilities, obligations, promises, damages, agreements, rights, debts and expenses (including attorneys’ fees and costs), of every kind, either at law or in equity, whether known or unknown, suspected or unsuspected, of any nature whatsoever, arising at any time up to and including the date of the execution of this Agreement. This includes any claims under any federal, state, local or municipal law, regulation or decision, including, but not limited to: claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or claims under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages. It is expressly agreed and understood that this Release is a general release and waiver of claims. This Release does not apply to (a) any claims or rights that may arise after I sign it, (b) any rights of indemnification, contribution, or to be held harmless, or to the coverage afforded by any policies of directors’ and officers’ liability insurance, which rights exist as of the date hereof, (c) Linde’s expense reimbursement policies, (d) any vested rights under Linde’s employee benefit and compensation plans, and (e) any claims that the controlling law clearly states may not be released by private agreement.

2.     I agree and acknowledge that:
(a) I have read this document, and I understand its legal and binding effect.I am acting voluntarily and of my own free will in executing this release.
(b) The consideration for this release is in addition to anything of value to which I already am entitled.

(c) I have had the opportunity to seek and have consulted with legal counsel prior to signing this release.
(d) I have been given at least 21 days to consider the terms of this release and
Agreement before signing them. In the event that I sign this release before the expiration of the 21-day period, I acknowledge that I have freely chosen to waive the 21-day period.
(e) Nothing herein limits my rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, I agree to waive my right to recover monetary damages in connection with any charge, complaint or lawsuit filed by me or anyone else on my behalf (whether involving a governmental entity or not); provided that I am not agreeing to waive, and this Release shall not be read as requiring me to waive, any right I may have to receive an award for information provided to any governmental entity.
3.     I understand that if I sign this release, I can change my mind and revoke it within seven days after signing it by sending a written revocation notice by both overnight and certified mail to:
Troy Ficarra
Associate General Counsel, HR
Linde Inc.
10 Riverview Drive
Danbury, CT 06810

I have read and understand the General Release set forth above and agree to be bound by its terms.

November 19, 2024	By: /s/ John M. Panikar

John M. Panikar

Acknowledged and agreed by Linde Inc.

November 15, 2024	By: /s/ David P. Strauss

David Strauss Chief Human Resources Officer

Exhibit B

SUPPLEMENTAL RELEASE

RELEASE AND WAIVER
In further consideration for the agreements made in my Retirement Agreement and General Release (Retirement Agreement) including the obligation to sign this Supplemental Release and to receive severance and other compensation as indicated in the Retirement Agreement, I and any person acting by, through, under or on behalf of me, release, waive, and forever discharge Linde Inc. (Company), its subsidiaries, affiliates, and related entities and all of their respective agents, employees, officers, directors, shareholders, members, managers, employee benefit plans and fiduciaries, insurers, successors, and assigns (Released Parties) from any and all claims, liabilities, actions, demands, obligations, agreements, or proceedings of any kind, individually or as part of a group action, whether known or unknown, arising out of, or connected with, claims of unlawful discrimination, harassment, retaliation, or failure to accommodate; the terms and conditions of my employment; my compensation and benefits; and/or the termination of my employment, including, but not limited to, all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorney’s fees, costs and expenses and, without limiting the generality of the foregoing, to all claims arising under the Age Discrimination in Employment Act (ADEA), the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act (ERISA), the Americans with Disabilities Act, the National Labor Relations Act (NLRA), the Family and Medical Leave Act (FMLA), the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, any amendments to the foregoing, any other federal, state, or local law, rule, ordinance, or regulation, as well as claims in equity or under common law for tort, breach of contract, wrongful discharge, defamation, emotional distress, and negligence.
I understand this release of claims does not apply to (a) any claims or rights that may arise after I sign this Supplemental Release, (b) any rights of indemnification, contribution, or to be held harmless, or to the coverage afforded by any policies of directors’ and officers’ liability insurance, which rights exist as of the date hereof, (c) the Company’s expense reimbursement policies, (d) any vested rights under the Company’s employee benefit and compensation plans , and (e) any claims that the controlling law clearly states may not be released by private agreement.

VOLUNTARY AGREEMENT; ADVICE OF COUNSEL; CONSIDERATION AND REVOCATION PERIODS
I understand and acknowledge that:
(a) The consideration for this Supplemental Release is in addition to anything of value to which I already am entitled, and is not wages, a wage increase, a bonus, or any other form of compensation for services performed. Standard deductions will be made to the consideration for this Supplemental Release.
(b) I have had the opportunity to seek, and I am advised in writing to seek, legal counsel prior to signing this Supplemental Release.
(c) I have been given at least 21 days from the date I received this Supplemental Release and any attached information to consider the terms of this Supplemental Release before signing it (Consideration Period). In the event I choose to sign this Supplemental Release prior to the expiration of the Consideration Period, I represent that I am knowingly and voluntarily waiving the remainder of the Consideration Period. I understand that having waived some portion of the Consideration Period, the Company may expedite the processing of benefits provided to me in exchange for signing this Supplemental Release. I agree with the Company that changes, whether material or immaterial, do not restart the running of the Consideration Period.
(d) If I sign this Supplemental Release, I can change my mind and revoke it within seven days after signing it by returning it (Revocation Period). I understand that this Supplemental Release will not be effective until after this Revocation Period has expired (Supplemental Release Effective Date), and I will not be entitled to receive any benefits until after the Supplemental Release becomes effective.If the Revocation Period expires on a weekend or holiday, I understand I have until the end of the next business day to revoke.
(e) I will return my signed Supplemental Release and any written revocation notice by hand delivery, mail or email to:
Troy Ficarra
Associate General Counsel, HR
Linde Inc.
10 Riverview Drive
Danbury, CT 06810
Troy.Ficarra@Linde.com
(f) I have (i) received all compensation due me as a result of services performed for the Company with the receipt of my final paycheck; (ii) reported to the Company any and all work-related injuries or occupational disease incurred by me during my employment by the Company; (iii) been properly provided any leave requested because of my or a family member’s health condition or military service and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of any Released Party; and (v) no pending claim against the Company or any Released Party for sexual assault; sexual harassment; or unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or act of retaliation against a person for reporting or opposing harassment or discrimination whether or not filed in a court or government agency proceeding, in an alternative dispute resolution forum, or through the Company’s internal complaint process.

BINDING AGREEMENT AND PROMISE NOT TO SUE
I understand that following the Revocation Period, this Supplemental Release will be final and binding. I promise that I will not file a lawsuit or arbitration proceeding based on any claim that I have settled by the Retirement Agreement and this Supplemental Release. If I break this promise or fail to comply with my obligations under this Supplemental Release, I agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any such lawsuit or arbitration, or any Released Party’s efforts to enforce the terms of this Supplemental Release, except this promise not to sue does not apply to claims challenging the knowing and voluntary nature of this Supplemental Release that I may have under the Older Workers Benefit Protection Act (OWBPA) and the ADEA. Although I am releasing claims that I may have under the OWBPA and the ADEA, I understand that I may challenge the knowing and voluntary nature of this Supplemental Release under the OWBPA and the ADEA before a court, the Equal Employment Opportunity Commission (EEOC), or any other federal, state or local agency charged with the enforcement of any employment laws. This provision is not intended to preclude otherwise available recovery of attorneys’ fees or cost specifically authorized under applicable law.

GENERAL PROVISIONS
This Supplemental Release along with the Retirement Agreement and General Release constitute the complete and total agreement between the Company and me with respect to issues addressed in those two documents except my obligations under previously signed confidentiality, trade secrets, inventions, unfair competition, and arbitration or other dispute resolution agreements remain intact. I represent that I am not relying on any other agreements or oral representations not fully expressed in this document including any attachments. I agree that this Supplemental Release shall not be modified, altered, or discharged except by written instrument signed by an authorized Company representative and me. The headings in this document are for reference only and shall not in any way affect the meaning or interpretation of this Supplemental Release. I agree that this Supplemental Release will not be introduced as evidence in any administrative proceeding or in any lawsuit. I agree that should any part of this Supplemental Release except the release of claims be found to be void or unenforceable by a court of competent jurisdiction, that determination will not affect the remainder of this Supplemental Release. I understand the Company will not accept this Supplemental Release if it is signed or returned prior to my last day of employment.

PROTECTED RIGHTS
I understand nothing in this Supplemental Release (including but not limited to the acknowledgements, release of claims, the promise not to sue, the confidentiality obligations, and the return of property provision) (a) limits or affects my right to disclose or discuss sexual harassment or sexual assault disputes; (b) limits or affects my right to challenge the validity of this Release under the ADEA or the OWBPA; (c) prevents me from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws; or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration; (d) prevents a non- management, non-supervisory employees from engaging in protected concerted activity under §7 of the NLRA or similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, unless the information was entrusted to the employee in confidence by the Company as part of the employee’s job duties. However, by signing this Supplemental Release I am waiving my right to recover any individual relief (including any backpay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by me or on my behalf by any third party, except for any right I may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited.

I have read this Supplemental Release and understand its legal and binding effect. I am acting voluntarily, deliberately, and of my own free will in signing this Supplemental Release. The Company has provided me with all information needed to make an informed decision to sign this Supplemental Release, notice of and an opportunity to retain an attorney, and an opportunity to ask questions about this Supplemental Release. I understand that I cannot sign this Supplemental Release prior to my last day of employment.

Dated: Signature:
John M. Panikar

Acknowledged and agree by Linde Inc.

By:

David Strauss Executive Vice President & Chief Human Resources Officer